EXHIBIT 15.1
                         INDEPENDENT ACCOUNTANTS' LETTER
                               IN LIEU OF CONSENT








November 26, 2001


INSpire Insurance Solutions, Inc.
300 Burnett Street
Fort Worth, Texas  76102

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of INSpire Insurance Solutions, Inc. for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000, and September 30, 2001 and 2000 as
indicated in our reports dated April 23, 2001, July 20, 2001 and October 22, 2001 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Fort Worth, Texas